AMENDED AND RESTATED AGREEMENT


         THIS AMENDED AND RESTATED AGREEMENT ("Agreement") by and among CORNERSTONE BANK, a New Jersey chartered commercial bank (the "Bank"), CORNERSTONE FINANCIAL CORPORATION, a New Jersey business corporation (the "Company, and collectively with the Bank, the "Employer") and GEORGE W. MATTEO, JR., an individual (the "Executive").


                              W I T N E S S E T H :


         WHEREAS, Employer employs Executive as its President and Chief Executive Officer; and


         WHEREAS, Employer and the Executive desire to enter in an agreement regarding, among other things, the employment of and services to be rendered by the Executive.


                                   AGREEMENT:


         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:




1. EMPLOYMENT. The Executive is hereby employed on the terms and conditions set forth in this Agreement.

2. DUTIES OF EXECUTIVE. The Executive shall perform and discharge well and faithfully such duties as an executive officer of Employer as may be assigned to the Executive from time to time by the Boards of Directors of Employer. The Executive shall be employed as Chairman and Chief Executive Officer of Employer, and shall be a member of such other management committees as the Executive may choose, and shall hold such other titles as may be given to him from time to time by the Boards of Directors of Employer. The Executive shall devote his full time, attention and energies to the business of Employer and shall not, during the Employment Period (as defined in Section 3 hereof), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this Section 2 shall not be construed as preventing the Executive from (a) investing the Executive's personal assets, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization, or (c) being involved in any other substantial activity with the prior written approval of the Boards of Directors of the Employer.

3. TERM OF EMPLOYMENT. The Executive's employment under this Agreement shall be for a period (the "Employment Period") commencing on the date of this Agreement and, except as provided for under Section 6 hereof, ending on March 31, 2010, provided that on the first and each subsequent annual anniversary date of the termination or ending date of this Agreement, and unless a party has given the other party written notice at least sixty (60) days prior to such anniversary date that such party does not agree to renew this Agreement, the term of this Agreement and the Employment Period shall be deemed renewed for a term ending one (1) year subsequent to such anniversary date, unless sooner terminated in accordance with this Section 5 hereof or one of the following provisions:

      (a) The Executive's employment under this Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Boards of Directors of Employer, upon giving notice of such termination to the Executive at least fifteen (15) days prior to the date upon which such termination shall take effect. As used in this Agreement, "Cause" means any of the following events:

                    (i) Violation of any law, rule or regulation (other than traffic violations or similar minor offenses) that reflects adversely on the reputation of the Company, any felony conviction, any violation of law involving fraud, dishonesty or moral turpitude, or which would otherwise, in the reasonable discretion of Employer's Boards of Directors, reflect negatively on the reputation of Employer, or any violation of any written agreement or order with or issued by any regulatory authority having jurisdiction over Employer;

                    (ii) The Executive willfully fails to follow the lawful instructions of the Boards of Directors of Employer after the Executive's receipt of written notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness; or

                    (iii) Executive's ineligibility to serve as an officer of director of a bank or a publicly-held corporation under any Federal or state law or regulation or order of the Securities and Exchange Commission or any bank regulatory agency having jurisdiction over the Bank or the Executive.


If the Executive's employment is terminated under the provisions of this Section 3(a), then all rights of the Executive under Section 4 hereof shall cease as of the effective date of such termination.

      (b) The Executive's employment under this Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3(a) hereof), by action of the Boards of Directors of Employer, upon giving notice of such termination to the Executive at least thirty (30) days prior to the date upon which such termination shall take effect. If the Executive's employment is terminated under the provisions of this Section 3(b), then the Executive shall be entitled to receive the compensation and benefits set forth in Section 6 or Section 7 hereof, whichever shall be applicable. To the extent the Executive becomes entitled to and receives the payment and benefits set forth in Section 6 or 7, such payments and benefits shall constitute liquidated damages for any possible breach of this Agreement by the Employer and shall represent the maximum extent of liability therefore that the Executive can claim against the Employer or any of its affiliates or Directors.

     (c) If the Executive dies, the Executive's employment under this Agreemen shall be deemed terminated as of the date of the Executive's death, and all rights of the Executive under Section 4 hereof shall cease as of the date of such termination and any benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of Employer then in effect.

      (d) If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the services required of the Executive under Section 2 of this Agreement for a continuous period of five (5) months, then, upon the expiration of such period or at any time thereafter, by action of the Boards of Directors of Employer, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this Section 3(d), then all rights of the Executive under Section 4 hereof shall cease as of the last business day of the week in which such termination occurs and any benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of Employer then in effect.

      (e) The Executive may resign for "Good Reason" (as herein defined). As used in this Agreement, "Good Reason" means any of the following:

                    (i) Any reduction in title, change in reporting structure or significant reduction in the Executive's responsibilities, authority or status, including such responsibilities and authority as the same may be increased at any time during the term of this Agreement, or the assignment to the Executive of duties inconsistent with the Executive's status as Chairman and Chief Executive Officer of Employer;

                    (ii) Any reassignment of the Executive which necessitates or requires the Executive to move his principal residence;

                    (iii) Any removal of the Executive from office or any material adverse change in the terms and conditions of the Executive's employment, except for either a termination of the Executive's employment under the provisions of Section 3(a) hereof;

                    (iv) Any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                    (v) Following a Change in Control, any failure of Employer to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the retirement, life insurance, medical, health and accident, disability or other employee plans of Employer in which the Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

                    (vi) Any failure of Employer to provide the Executive with benefits at least as favorable as those received by any comparable executive employees of Employer under any of the retirement, life insurance, medical, health and accident, disability or other employee benefit plans or policies of Employer, unless such reduction is part of a reduction applicable to all comparable executive employees;

                    (vii) Any material failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 hereof;

                    (viii) Any breach of a material provision of this Agreement on the part of the Bank.


Provided that the Executive has given Employer written notice of any event constituting Good Reason and such event remains uncured for thirty (30) days after such notice, Executive may, at the option of the Executive, resign from employment with Employer under this Agreement by delivering notice in writing (the "Notice of Termination") delivered to Employer (or its successor), and the provisions of either Section 6 or Section 7 hereof shall thereupon apply.
Section 6 shall apply where "Good Reason" resulted from or occurred contemporaneous with a Change in Control as defined by Section 5 hereof. Section 7 shall apply in all other instances where "Good Reason" exists. Should Executive resign for any reason other than those specified in Sections (e)(i) thru (viii), it shall be considered a voluntary resignation and all rights of Executive under Section 4 shall cease as of the date of such voluntary resignation.

4.       EMPLOYMENT PERIOD COMPENSATION.

      (a) SALARY. For services performed by the Executive under this Agreement, Employer shall pay (or cause to be paid to) the Executive a salary, during the Employment Period, at no less than the following rate:


                  From the effective date hereof to March 1, 20010 - $_____________, with adjustments thereafter as determined by the Board of Directors of the Company.

      (b) BONUS. Executive shall be eligible to participate in any bonus plan implemented by Employer (commencing at such time as the Boards of Directors of Employer - in its sole and absolute discretion - decides to implement such a plan) for executive employees, on terms no less favorable than that applicable to any comparable executive employees of Employer. Notwithstanding the foregoing, in lieu of Executive's participation in any bonus plan established for any other comparable executive employees, Employer may establish a bonus plan specific to Executive, which shall be at least as favorable to Executive as any plan applicable to any or all comparable executive employees.

      (c) OTHER BENEFITS. Employer will provide the Executive, during the Employment Period, with insurance, vacation, retirement, and other fringe benefits, which benefits are, in the aggregate, not less favorable than those received by any comparable executive employees of Employer.

      (d) STOCK-BASED COMPENSATION. Upon adoption by the shareholders of the Company of an equity compensation plan, the Executive shall be granted an option award to purchase 45,000 shares of Company common stock. Such options shall vest ratably over a three year period commencing on the first anniversary of the date of grant; provided, however that the grant agreement evidencing such options shall provide that vesting shall accelerate, and the options shall become immediately excisable, and remain exercisable for the period provided for under the terms of such equity compensation plan, upon the termination of Executive's employment hereunder due to Executive's death, his disability (as described under Section 3(d) hereof), termination by Employer without Cause, termination by Executive for Good Reason or in the event of a Change in Control (as defined below).

      (e)   OTHER MATTERS.

                    (i) The Executive shall be entitled to the use of an automobile and/or automobile allowances consistent with his title and responsibilities, as determined in the reasonable discretion of the Boards of Directors of Employer.

                    (ii) The Executive shall be paid or reimbursed for country club dues and business-related expenses in accordance with policies and procedures adopted by the Boards of Directors of Employer.

5.    CHANGE IN CONTROL.

      (a) As used in this Agreement, "Change in Control" means a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as enacted and in force on the date hereof, whether or not the Bank is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if:

                     (i) Any "person" (including a group acting in concert, as the term "person" is defined in Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) becomes the beneficial owner" (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of the Company representing thirty five (35%) percent or more of the combined voting power of the Company's securities then outstanding;

                    (ii) There occurs a merger, consolidation or other business combination or reorganization to which the Company is a party, whether or not approved in advance by the Board of Directors of the Company in which
     (A) the members of the Board of Directors of the Company immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (B) the shareholders of the Company immediately before such transaction do not hold fifty-one (51%) percent or more of the voting power of securities of the resulting corporation;

                    (iii) There occurs a sale, exchange, transfer, or other disposition of substantially all of the assets of the Company to another entity, whether or not approved in advance by the Board of Directors of the Company, and as a result of such transaction the shareholders of the Company immediately before such transaction do not hold fifty-one (51%) percent or more of the voting power of securities of the resulting corporation;

      (iv) A plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted; or

      (v) During a period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease to constitute a majority of such Board (unless the election or nomination of each new director was approved by a vote of at least fifty-one (51%) percent of directors who were directors at the beginning of such period).

6. RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT AFTER CHANGE IN CONTROL. In the event that during the twenty-four (24) months following a Change in Control Executive resigns from employment for Good Reason or Executive's employment is terminated without Cause, Executive shall be absolutely entitled to receive the amounts and benefits set forth in this section. Notwithstanding the provisions of Section 3 hereof, following a Change in Control, this Agreement shall be deemed to have a term of twenty-four (24) months from the consummation of such Change in Control.

      (a) For a period of two (2) years from the date of termination of employment, Executive shall be paid his Current Compensation at Termination.

                    (i) For purposes of this section, the term "Current Compensation at Termination" means the sum of (A) the greatest of the Executive's base salary as of the date of termination of employment (or prior to any reduction thereof resulting in Good Reason for resignation) and for any of the three (3) immediately preceding calendar years, and (B) a dollar amount equal to the highest of the awards Executive received as bonuses in any of the three (3) calendar years preceding the year in which the termination of employment occurs, or preceding and including the year of termination of a bonus was previously paid in said year.

      (b) Amounts required to be paid to Executive under Section 6(a) shall be paid in equal monthly installments, beginning on the later of (i) thirty (30) days following the date of termination of employment, or (ii) the receipt by the Company of the approval of payment of such amounts by any applicable regulatory agency to the extent such approval is required at that time.

      (c) For a period of two (2) years from the date of termination of employment, Executive shall receive a continuation of all life, disability, medical insurance and other normal welfare benefits in effect with respect to Executive during the two (2) calendar years prior to his termination of employment, or, if Employer (or its successor) cannot provide such benefits because Executive is no longer an employee, a dollar amount which after any applicable taxes is equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

      (d) In the event that the amounts and benefits payable under this Agreement, when added to other amounts and benefits which may become payable to the Executive by the Bank and any affiliated company, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (the "Code"), Employer shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits not been subject to such excise taxes under Code Section 4999. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this subsection shall be made by Employer's independent public accountants, subject to the right of Executive's representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Employer's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

      (e) Notwithstanding any other provision of this Section, no cash payments shall be made to Executive pursuant to this Section unless and until he has experienced a "separation from service" with Employer and its affiliates, within the meaning of Code Section 409A. In addition, if the Executive is a "specified employee," within the meaning of Code Section 409A, such cash payments shall be suspended for a period of six months from the date of such separation from service. Any cash payments so suspended shall be made in a single lump sum as soon as practicable following the expiration of such six-month period.



7. RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR EXECUTIVE'S RESIGNATION FOR GOOD REASON IN ABSENCE OF CHANGE IN CONTROL. In the event that Executive's employment is terminated by Employer without Cause, or Executive shall have resigned for Good Reason, and in either case prior to the occurrence of a Change in Control, Executive shall be entitled to receive the amounts and benefits set forth in this section.

     (a) For a period of the greater of eighteen (18) months from the date of termination of employment or the remaining term of this Agreement, Executive shall be paid his Current Compensation.

                    (i) For purposes of this section, the term "Current Compensation at Termination" means the sum of (A) Executive's base salary as of the date of termination of employment (or prior to any reduction thereof preceding termination of employment), and (B) a dollar amount equal to the average of the awards Executive received as bonuses for each of the three (3) calendar years preceding the year in which the termination of employment occurs, or preceding and including the year of termination of a bonus was previously paid in said year .

                    (ii) Amounts required to be paid to Executive under Section 7(a) shall be paid in equal monthly installments, beginning on the later of
     (i) thirty (30) days following the date of termination of employment, or
     (ii) the receipt by Employer of the approval of payment of such amounts by any applicable regulatory agency to the extent such approval is required at that time.

      (b) For a period of the greater of eighteen (18) months from the date of termination of employment, Executive shall receive a continuation of all life, disability, medical insurance and other normal welfare benefits in effect with respect to Executive during the two (2) calendar years prior to his termination of employment, or, if Employer cannot provide such benefits because Executive is no longer an employee, a dollar amount which after any applicable taxes is equal to the cost after-tax to Executive of obtaining such benefits (or substantially similar benefits).

      (c) Executive shall not be required to mitigate the amount of any payment provided for in this section by seeking employment or otherwise.

      (d) Notwithstanding any other provision of this Section, no cash payments shall be made to Executive pursuant to this Section unless and until he has experienced a "separation from service" with Employer and its affiliates, within the meaning of Code Section 409A. In addition, if the Executive is a "specified employee," within the meaning of Code Section 409A, such cash payments shall be suspended for a period of six (6) months from the date of such separation from service. Any cash payments so suspended shall be made in a single lump sum as soon as practicable following the expiration of such six-month period.

8.    COVENANT NOT TO COMPETE: NON-SOLICITATION OF CUSTOMERS AND EMPLOVEES.

      (a) If Executive voluntarily resigns his employment without "Good Reason" hereunder during the term of this Agreement, Executive agrees that, for a period of twelve (12) months following the date of the termination of his employment, Executive shall not work directly or indirectly for or on behalf of another insured depository institution that offers products or services similar or equivalent to those offered by Employer in the geographic area in which Employer or its affiliates are conducting such business at the date of termination of Executive's employment. In addition, during such twelve (12) month period. Executive shall not solicit customers or employees of Employer or any of its affiliates to cease doing business, in whole or in part, or cease employment with Employer or any of its affiliates.

      (b) Executive further agrees that if any portion of the covenants set forth in this Agreement or the application thereof, is construed to be invalid or unenforceable, the remainder of the covenant or covenants shall then be given full force and effect without regard to the invalid or unenforceable portions thereof, whether because of the area covered, the duration thereof, or the scope thereof. Executive further agrees that the court making such determination shall have the power to reduce the area and/or duration, and/or limit the scope thereof and the covenant(s) as thereafter reformed shall be enforceable in its reduced form and binding upon Executive.

9. ARBITRATION. Employer and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association (the "Association") in Philadelphia, Pennsylvania. Employer or the Executive may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the rules of the Association. The Association shall designate a single arbitrator to conduct the proceeding, but Employer or the Executive may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of New Jersey but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Employer and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein. Employer will pay the costs of arbitration, including filing fees and arbitrator expenses.

10. NOTICES. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive last shown on the payroll records of the Employer, in the case of notices to the Executive, and to the principal office of the Employer, 6000 Midlantic Drive, Mount Laurel, New Jersey 08054 Attn: _______________in the case of notices to Employer.

11. WAIVER. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of Employer specifically designated by the Boards of Directors of Employer. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12. ASSIGNMENT. This Agreement shall not be assignable by either party hereto, except by Employer to any successor in interest to the business of Employer.

13. ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreement of the parties. Upon the execution of this Agreement, that certain Agreement between the Bank and Executive dated January 10, 2008 shall be superseded by this Agreement, and the parties shall be deemed to have fully performed under such prior agreement, and no further performance or obligations shall be owing.

14.   SUCCESSORS. BINDING AGREEMENT.

      (a) Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure by Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 6 hereof shall apply. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to the respective business and/or assets of Employer as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributes, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

15. TERMINATION. Any termination of the Executive's employment under this Agreement or of this Agreement shall not affect the provisions of Sections 6, 7 or 8 hereof which shall survive any such termination and remain in full force and effect in accordance with their respective terms.

16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the State of New Jersey.

18. HEADINGS. The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

19. EFFECTIVE DATE. This Agreement shall become effective immediately, upon the execution and delivery of this Agreement by the parties hereto.

20. COOPERATION COVENANT. Both during and after the Employment Period, the Executive shall cooperate fully with Employer and with any legal counsel, expert or consultant it may retain to assist it in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry or internal audit in which Employer or any affiliate thereof, including the Bank, may be or become involved, including full disclosure of all relevant information and truthfully testifying on Employer's behalf (or, at the request of Employer, on behalf of such affiliate of Employer, including the
Bank) in connection with any such proceeding or investigation.

21. TAX WITHHOLDING. All payments made and benefits provided hereunder shall be subject to required tax withholding. In the case of a noncash benefit, Employer may require the Executive, as a condition of the receipt of such benefit, to deposit sufficient funds with Employer to discharge any required withholding obligation.

22. REPRESENTATION OF EXECUTIVE. As an inducement to entering into this Agreement, the Executive represents to Employer that his execution of and performance under this Agreement will not constitute a violation by him of any written or other contract, understanding, arrangement, duties or other obligation pertaining to his performance of personal services, solicitation of employees or customers, or other conduct on his part contemplated by this Agreement.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Attest                                                        CORNERSTONE BANK


                                                              By: /s/
--------------------------------------------                     --------------------------------------------
                                                                 J. Richard Carnall,
                                                                 Vice Chairman of the Board

Attest:                                                       CORNERSTONE FINANCIAL CORPORATION


                                                              By: /s/
--------------------------------------------                      --------------------------------------------
                                                                  J. Richard Carnall,
                                                                  Vice Chairman of the Board

                                                                   /s/
                                                                   -------------------------------------------
                                                                   George W. Matteo, Jr.


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